Exhibit 99.1

Second Circuit Reverses Injunction Preventing InterDigital from Proceeding against Nokia before U.S. International Trade Commission

Decision Finds Nokia Waived Any Right to Arbitrate a License Defense

KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--InterDigital, Inc. (NASDAQ:IDCC) announced today that the U.S. Court of Appeals for the Second Circuit has issued a Summary Order reversing a decision by a lower court granting a preliminary injunction preventing InterDigital from proceeding against Nokia at the U.S. International Trade Commission (USITC). Among its determinations, the Court held that Nokia, through its own repeated, intentional invocation of the judicial process, had waived any right to arbitrate whether it has a license under InterDigital’s 3G patents involved in the USITC investigation.

“We are pleased with the Court’s decision and believe it will clear the path for InterDigital to proceed in the action involving Nokia before the U.S. International Trade Commission,” said Lawrence F. Shay, President of Patent Licensing. “InterDigital intends to promptly notify the USITC of the decision, and we look forward to an evidentiary hearing with Nokia.”

The USITC action alleges Nokia has engaged in an unfair trade practice by making for importation into the United States, importing, and selling after importation certain 3G mobile handsets and components that infringe certain InterDigital patents.

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital’s differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements regarding our current beliefs with respect to the effect of the ruling. Words such as “believe,” “will” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as whether and when the USITC investigation of Nokia, including the evidentiary hearing, will proceed. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.

CONTACT:
InterDigital, Inc.
Media Contact:
Jack Indekeu, +1 (610) 878-7800
jack.indekeu@interdigital.com
or
Investor Contact:
Janet Point, +1 (610) 878-7800
janet.point@interdigital.com